Exhibit 10.4
Amendment #1
to Patent Purchase Agreement

Date:	June 27, 2011

Parties:	The Spectranetics Corporation (“Purchaser”)
Joseph M. Ruggio, MD (“Seller”)

Original Agreement:	Patent Purchase Agreement
dated February 20, 2007

1.    Amendment of Original Agreement. Section 6.5 of the Original Agreement provides that it may be amended by a writing that expressly states that it is to be incorporated into the Original Agreement. The Parties intend that this Amendment be expressly incorporated into the Original Agreement. Section 3.2.2 of the Original Agreement will be amended to append the following to the end of that section:

Notwithstanding the foregoing or anything else in this Agreement to the contrary, Seller agrees that Purchaser's right to practice the Patent to manufacture QuickCat and to sell QuickCat is deemed to be fully paid up, provided however, that Purchaser agrees to make one additional payment relating to receipt of Sales Price for QuickCat for the first calendar quarter of 2011.

2.    Miscellaneous. Any upper case terms used in this Amendment without definition will have the meaning given those terms in the Original Agreement. This Amendment will become effective when it is signed by the Parties. This Amendment may be executed in multiple counterparts and by fax or .pdf. Except as specifically amended by this Amendment, the Original Agreement will remain in full force and effect without addition, deletion or change.

THE SPECTRANETICS CORPORATION

/s/ Roger Wertheimer Roger Wertheimer Vice President	/s/ Joseph M. Ruggio Joseph M. Ruggio, MD